United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 21, 2006

UTi Worldwide Inc.

(Exact name of Registrant as Specified in its Charter)

000-31869

(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive	c/o UTi, Services, Inc.
Road Town, Tortola	19500 Rancho Way, Suite 116
British Virgin Islands	Rancho Dominguez, CA 90220 USA

(Addresses of Principal Executive Offices)

310.604.3311

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 1.01.	Entry into a Material Definitive Agreement

On February 21, 2006, UTi, Services, Inc. (UTi Services), an indirect wholly-owned subsidiary of UTi Worldwide Inc. (UTiW), entered into an Employment Agreement (each an Employment Agreement and, together, the Employment Agreements) with each of the following executives of UTiW: (i) Linda Bennett, Senior Vice President and Chief Information Officer; (ii) John Hextall, President, Americas Freight Forwarding and Europe, Middle East and North Africa Region; (iii) Gene Ochi, Senior Vice President, Marketing and Global Growth; (iv) Michael O’Toole, Vice President, Global Forwarding Operations; and (v) Lawrence Samuels, Senior Vice President and Chief Financial Officer. Pursuant to the terms of the Employment Agreements, UTiW guaranteed the performance of all of the obligations of UTi Services under the agreements.

The Employment Agreements set forth the titles and positions of each of the executives referred to above. Under the terms of the Employment Agreements, the individual executives are entitled to receive annual base salaries ranging from $195,000 to $350,000. In addition, the executives are eligible to (i) receive an annual cash performance bonus in accordance with applicable terms of bonus plans as in effect from time to time and (ii) participate in equity-based incentive plans in accordance with the terms of such plans. The Employment Agreements are subject to termination by the parties thereto for any reason upon six months prior written notice.

Each Employment Agreement provides that if the executive’s employment is terminated other than for cause (as defined in the Employment Agreements), death or disability (as defined in the Employment Agreements), such executive will be entitled to receive the executive’s then current monthly salary and to participate in all applicable medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs through the date of termination; provided, however, the Company must give the executive notice of such termination not less than six months before the termination date. In addition, if the executive’s employment is terminated other than due to cause, death or disability, commencing on the date of termination, each executive is entitled to receive (i) such benefits or payments to which such executive may be entitled under the terms and conditions of any benefit, equity, incentive or compensation plan, program or award applicable to such executive and the termination of such executive’s employment to the extent accrued for the benefit of, or owing to, executive as of the date of such termination of employment (collectively, the Accrued Benefits) and (ii) severance payments equal to six months then current monthly salary, payable in six equal installments commencing 30 days after the date of the termination, or as otherwise mutually agreed by the parties.

Furthermore, if within 12 months following a change of control of UTiW, as defined in each Employment Agreement, the executive’s employment is terminated without cause or the executive terminates his or her employment for good reason or if the company terminates the agreement under certain circumstances such executive will be entitled to receive (i) the Accrued Benefits and (ii) severance payments equal to 24 months of the executive’s then current monthly salary, payable in 24 equal installments commencing 30 days after the date of the termination, or as otherwise mutually agreed by the parties.

Under the Employment Agreements, each executive agrees not to improperly use or disclose any company proprietary information. In addition, each Employment Agreement provides that each executive will not, during his or her employment and for a period of one year after the date of termination of such executive’s employment, (i) solicit or employ employees of, or otherwise encourage such employees to terminate their employment with, UTiW, UTi Services or any related entities or companies (collectively, the UTi Group), or (ii) use or otherwise disclose proprietary information in any attempt to persuade customers to cease to do business with, reduce the amount of business such customer has customarily done with, or to expand its business with a competitor of, the UTi Group.

For additional information regarding the specific terms of each individual Employment Agreement, refer to the Employment Agreements which are filed as Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5 to this Current Report on Form 8-K, which are incorporated herein by reference. The foregoing description of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements filed as exhibits hereto.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Employment Agreement of Linda Bennett
99.2	Employment Agreement of John Hextall
99.3	Employment Agreement of Gene Ochi
99.4	Employment Agreement of Michael O’Toole
99.5	Employment Agreement of Lawrence Samuels

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UTi Worldwide Inc.

Date:	February 24, 2006	By:	/s/ Roger I. MacFarlane
Roger I. MacFarlane
Chief Executive Officer